EXHIBIT 10.11

NON-DISCLOSURE AGREEMENT

Agreement dated this 17th day of July, 2007 by and between DOT VN, Inc., a Delaware corporation with its principal office located at 9449 Balboa Avenue, Suite 114, San Diego, California 92123, (“Company”), and Eric Dierker, (“Consultant”), referred to herein individually as a “Party” or collectively as “the Parties”.

Recitals

WHEREAS, The Company is the exclusive and official provider of Internet and telecommunications services for Vietnam, marketing a variety of services focused on doing business in, with, and concerning Vietnam, hereinafter referred to as the “Business”.

WHEREAS, The Company has created, received or developed Proprietary Information including proprietary and unique marketing techniques software, .VN ccTLD technologies, website designs, and other intellectual properties that have actual or potential value or other utility to those engaged in or contemplating entering Vietnamese markets.

WHEREAS, The Company has an interest in protecting its Proprietary Information to the fullest extent permitted by law.

WHEREAS, Consultant will necessarily have access to Company’s Proprietary Information in the course of his contacts with the Company.

NOW THEREFORE, in contemplation of the foregoing, and for consideration, the receipt and sufficiency of which is hereby acknowledged to, the Parties agree as follows:

Agreement

1.	Special Definitions.

1.1.	“Affiliated Entities” shall mean all companies or organizations now or hereafter associated with Company, including, but not limited to Hi-Tek, Inc., Hi-Tek Multimedia, Inc. and Business.com.vn.

1.2.	“Consultant” shall mean all Consultants, independent contractors and consultants of the Company.

2.	Consulting Relationship.

2.1.
Consulting Relationship. In connection with Consultant’s continuing relationship with the Company; and (iii) receipt of two thousand shares (2,000) of the Company’s common stock (the “Stock Grant”) granted to Consultant by the Company, Consultant agrees to be bound by the terms set forth in this Agreement. Any employment or consulting relationship between the Company and Consultant, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.2.
Business Opportunities. Consultant shall promptly disclose to the Company all business opportunities that may be beneficial to the Company’s actual business or to Company’s reasonably anticipated business expansion, and shall not usurp, circumvent nor otherwise take advantage of any such business opportunity without first offering such opportunity to the Company, and;

2.3.	Non-Circumvention. Consultant agrees that he or she shall not take, nor permit another, to take any action, with the purpose or intent of circumventing or avoiding the terms of this agreement.

3.	PROPRIETARY INFORMATION.

3.1.
Company Information. Consultant agrees at all times during the term of their Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, family member or relation, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Proprietary Information of the Company or Affiliated Entities which Consultant obtains or creates. Consultant further agrees not to make copies of such Proprietary Information except as authorized by the Company. Consultant understands that "Proprietary Information" means any Company or Affiliated Entities proprietary information pertaining to any aspects of the Company or Affiliated Entities’ business which is either information not known by actual or potential competitors of the Company or Affiliated Entities or is proprietary information of the Company or Affiliated Entities, whether of a technical nature or otherwise, technical, data, trade secrets or know how, research, product plans, products, services, suppliers, customer lists and customers with whom Consultant became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Consultant by the Company or Affiliated Entities either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Consultant during the period of the Relationship, whether or not during working hours. Consultant understands that Proprietary Information does not include any items which have become publicly and widely known and made generally available through no wrongful act of Consultant’s or of others who were under confidentiality obligations as to the item or items involved.

3.2.
Third Party Information. Consultant recognizes that the Company or Affiliated Entities has received and in the future will receive from third parties their Proprietary or proprietary information subject to a duty on the Company or Affiliated Entities’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agree to hold all such Proprietary or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for the Company consistent with the Company or Affiliated Entities agreement with such third party.

3.3.
Value of Proprietary Information. Consultant acknowledges that its Proprietary Information is of immeasurable value and importance to Company, and that improper use of such information will items, may, among other things, damage Company’s reputation, goodwill and result in loss of its current or prospective customers.

3.4.	Procedures. Consultant will at all times follow all procedures Company has or in the future may implement regarding Company’s Proprietary Information, and shall:

3.4.1.	Securely store all Proprietary Information in the place and manner directed by Company.

3.4.2.	Refrain from taking or removing Proprietary Information from Company’s place of business without Company’s prior consent.

3.4.3.
Not use or disclose any such information to anyone, directly or indirectly, except (i) to the extent necessary to carry out his or her duties as Consultant; and (ii) to the extent required by law or in legal proceedings.

3.4.4.
Unless otherwise instructed in writing, immediately upon termination of this agreement in any manner, return all Proprietary Information together with all copies, or reproductions or other media containing such information. Consultant shall provide a written certification signed under penalty of perjury affirming Consultant’s full compliance of all obligations under this section on separation from consultancy.

3.4.5.
Sign any supplemental or separate agreement that the Company may in the future require, in its sole discretion, to the extent allowed by law, the terms of which shall be additional terms of consultancy which are incorporated into this Agreement by this reference.

4.
Returning Company Documents. Consultant agrees that, at the time of termination of Consultant’s Relationship with the Company, Consultant will deliver to the Company (and will not keep in Consultant’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant pursuant to the Relationship or otherwise belonging to the Company, its successors, designees or assigns. Consultant further agrees that to any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

5.	General Provisions.

5.1.
Relationship of the Parties. Neither this Agreement nor the dealings of the Parties pursuant to this Agreement shall create, constitute and will not be construed as constituting a partnership, or joint venture relationship, and Consultant does not have the power or authority or right to obligate or bind Company in any manner whatsoever, except as expressly provided herein.

5.2.
Further Assurances. Consultant agrees to execute promptly provide any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company's written request to do so.

5.3.
Conflicts. Consultant represents that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of Consultant’s Relationship with the Company. Consultant has not entered into, and Consultant agrees Consultant will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.

5.4.
No Waiver. No failure by Company to insist upon the strict performance of any covenant, agreement, term, or condition of this Agreement or to exercise the right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any such covenant, agreement, term, or condition. No waiver of any breach shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach. A term or condition of this agreement can be waived or modified by the written consent of both Parties. Forbearance or indulgence by Company does not constitute a waiver of the term condition to be performed, and Company may invoke any remedy available under the Agreement or by law despite the forbearance or indulgence.

5.5.
Invalidity. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the Parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the Parties that this Agreement be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

5.6.
Captions. The captions used in this Agreement are for reference only and have no legal effect. Masculine and/or feminine pronouns shall be substituted for the neuter form and/or vice versa, and the plural for the singular form and/or vice verse, in any place or places herein in which the context requires such substitute or substitutes.

5.7.
Integration. This Agreement, together with any document, procedure, or policy that accompanies this Agreement or that Company may incorporate into this agreement, memorializes and constitutes the final integrated expression and the complete and exclusive statement of the Agreement and understanding between the Parties and it supersedes and replaces all prior negotiations, proposed agreements, and agreements whether written or unwritten.

5.8.	Recitals. Any recitals to this agreement are binding and conclusive as to the factual matters therein, as to both Parties.

IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties on the effective date set forth above.

DOT VN, Inc.

By: /s/ Lee Johnson
Its: President

Consultant:

/s/ Eric Dierker
Signature